Exhibit 99.1

Keating Capital, Inc. Announces Board Action Affecting Annual Stockholder Vote

GREENWOOD VILLAGE, Colo.--(BUSINESS WIRE)--April 30, 2012--Keating Capital, Inc. (the “Company” or “Keating Capital”) announced today that its Board of Directors (the “Board”) has adopted a policy with respect to the third proposal contained in the Company’s 2012 Annual Meeting of Stockholders proxy statement (the “Proxy”). In the third proposal, the Company is seeking stockholder approval to sell or otherwise issue up to 50% of the Company’s common stock at a price below the Company’s then current net asset value per share.

The new Board policy prohibits the Company from selling or issuing shares of its common stock at an offering price to the public per share which represents a discount to the then current net asset value per share of more than 15%. This policy was developed in response to feedback from stockholders and caps the maximum dilution percentage amount in connection with potential common stock offerings pursuant to the authority sought by the Company under the third proposal in the Proxy. No change can be made to this policy without unanimous approval of the Company’s independent directors.

If approved, the authorization pursuant to the third proposal would be effective for a period expiring on the earlier of the one year anniversary of the date of the Company’s 2012 Annual Meeting of Stockholders or the date of the Company’s 2013 Annual Meeting of Stockholders.

Stockholders who have questions about the proposals or who need assistance voting their shares should contact the Company’s proxy solicitor toll-free at 1-888-252-6764.

About Keating Capital, Inc.

Keating Capital is a business development company that specializes in making pre-IPO investments in innovative, emerging growth companies that are committed to and capable of becoming public. We provide investors with the ability to participate in a unique fund that allows our stockholders to share in the potential value accretion that we believe typically occurs once a company transforms from private to public status. Keating Capital’s shares are listed on Nasdaq under the ticker symbol “KIPO.”

CONTACT:
Keating Capital, Inc.
Investor Relations Contact:
Margie L. Blackwell, 720-889-0133
Investor Relations Director
mb@keatinginvestments.com